Exhibit 4.37

Execution Version

TRANSACTION FRAMEWORK AGREEMENT

dated as of

July 28, 2013

by and among

Shanda Games Limited

Shengqu Information Technology (Shanghai) Co., Ltd.

(盛趣信息技术(上海)有限公司)

Shanda Interactive Entertainment Limited

Shanda Online International (HK) Limited

Shanda Computer (Shanghai) Co., Ltd.

(盛大计算机;上海;有限公司)

and

Shanghai Shanda Networking Co., Ltd.

(上海盛大网络发展有限公司)

i

ii

Schedules and Exhibits List

Disclosure Schedule

Schedule A: Description of Business
Schedule B: List of Key Employees
Schedule C: Pro Forma Balance Sheet Adjustments

Exhibit A-1: New Domestic Subsidiary 1 Service Agreement
Exhibit A-2: New Domestic Subsidiary 2 Service Agreement
Exhibit A-3: New VIE1 Control Documents
Exhibit A-4: New VIE2 Control Documents
Exhibit B: Onshore Acquisition Agreements
Exhibit C: Restructuring Documents

iii

Exhibit D-1: VIE1 Control Documents

Exhibit D-2: VIE1 Termination Agreements

Exhibit E-1: VIE2 Service Agreements

Exhibit E-2: VIE2 Termination Agreements

Exhibit F-1: Domestic Subsidiary 1 Service Agreement

Exhibit F-2: Domestic Subsidiary 1 Termination Agreement

Exhibit G: Supplemental Agreement

iv

TRANSACTION FRAMEWORK AGREEMENT

This Transaction Framework Agreement (this “Agreement”) is dated as of July 28, 2013, by and among:

(i) Shanda Games Limited, a company incorporated under the laws of the Cayman Islands (“Buyer”);

(ii) Shengqu Information Technology (Shanghai) Co., Ltd. (盛趣信息技术(上海)有限公司), a limited liability company organized under the laws of the PRC (“Buyer WFOE”, together with Buyer, “Buyer Group”);

(iii) Shanda Interactive Entertainment Limited, a company incorporated under the laws of the Cayman Islands (“Seller”);

(iv) Shanda Online International (HK) Limited, a company incorporated under the laws of Hong Kong (“SDO HK”);

(v) Shanda Computer (Shanghai) Co., Ltd. (盛大计算机(上海)有限公司), a limited liability company organized under the laws of the PRC (“SDO WFOE”); and

(vi) Shanghai Shanda Networking Co., Ltd. (上海盛大网络发展有限公司), a limited liability company organized under the laws of the PRC (“SDN”, together with Seller, SDO HK and SDO WFOE, “Seller Group”).

WITNESSETH:

WHEREAS, Buyer desires to purchase or cause its Affiliates to purchase, and Seller desires to sell or cause its Affiliates to sell, the Business (as hereinafter defined);

WHEREAS, Buyer and Seller, directly or indirectly, own 6.24% and 93.76% of the equity interest in SDO HK, respectively;

WHEREAS, SDO HK (through SDO WFOE) and SDN currently conduct the Business through the Group Companies;

WHEREAS, in connection with the transactions contemplated hereunder, the parties desire to consummate the Restructuring (as hereinafter defined) pursuant to the Restructuring Documents (as hereinafter defined);

WHEREAS, in connection with the transactions contemplated hereunder, the parties desire to consummate the Onshore Acquisition (as hereinafter defined) pursuant to the Onshore Acquisition Agreements (as hereinafter defined);

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WHEREAS, subject to the terms and conditions herein, the parties desire to consummate the Transaction (as hereinafter defined);

WHEREAS, the parties hereto desire to enter into this Agreement to set out their agreements with respect to the transactions contemplated by the Transaction Documents (as hereinafter defined) and matters related thereto;

WHEREAS, a special committee of the board of directors of Buyer, comprising solely of independent and disinterested directors, has determined that the Transaction is in the best interest of Buyer and its shareholders and has recommended to the board of directors of Buyer to approve the Transaction and the Transaction Documents, and the board of directors of Buyer, acting upon such recommendation, has approved the Transaction;

WHEREAS, the board of directors or applicable body of each other party hereto has also approved the Transaction and the Transaction Documents;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties hereto agree as follows:

Article 1

Definitions

Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“3-Month LIBOR” means the 3-month LIBOR, (i) with respect to calculation of the Interest Rate for the December Cash Payment, as published by Bloomberg on October 1, 2013, and (ii) with respect to calculation of the Interest Rate for the Deferred Payment, as published by Bloomberg one day prior to the Scheduled Payment Date.

“Acquired Assets” means the Specified Assets and Additional Assets.

“Additional Assets” means all assets, businesses, contracts, employees and other rights and interests to be acquired by or transferred to the Group Companies or Buyer Group or its Affiliates pursuant to the Onshore Acquisition Agreements.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings; provided that, for purposes of this Agreement, Buyer and its controlled Affiliates shall not be considered Affiliates of Seller Group, and Affiliates of Seller Group that are not controlled Affiliates of Buyer shall not be considered Affiliates of Buyer; provided further that prior to the Closing, the Group Companies shall be considered Affiliates of Seller Group and from and after the Closing, the Group Companies shall be considered Affiliates of Buyer.

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“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Balance Sheet Date” means March 31, 2013.

“Business” means collectively, the platform business, the customer service business and the payment business as currently conducted by Seller Group and its Affiliates to provide services to Buyer Group and Seller Group and their respective Affiliates, as respectively described on Schedule A.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Hong Kong and the PRC are authorized or required by Applicable Law to close.

“Closing Balance Sheets” means (i) the VIE1 Closing Balance Sheet and (ii) the VIE2 Closing Balance Sheet.

“Closing Date” means the date of the Closing.

“December Cash Payment” means a sum of US$300,000,000, subject to adjustment as set forth in Section 2.09, plus interest thereon accrued at the Interest Rate from October 1, 2013 through December 31, 2013 or such earlier date when Buyer prepays the December Cash Payment.

“Deferred Payment” means, as of the Scheduled Payment Date, the Consideration after adjustment pursuant to Section 2.09, less the aggregate of all amounts thereof previously paid or deemed paid by Buyer to Seller under this Agreement (including, without limitation, the Existing Debt, the Closing Cash Payment, the September Cash Payment, and the December Cash Payment), plus any Returned Cash returned by Seller to Buyer pursuant to Section 2.09 (if any).

“Disposed Assets” means all assets, businesses, contracts and other rights and interests to be disposed by the Group Companies or transferred to the Seller Group and its Affiliates (other than the Group Companies) pursuant to the Restructuring, including without limitation, the Disposed Entities.

“Disposed Entities” means (i) Shanghai Xiangdong Networking Technology Co., Ltd. (上海翔动网络科技有限公司), a limited liability company organized under the laws of the PRC; (ii) Shanghai Guangle Networking Technology Co., Ltd. (上海广乐网络科技有限公司), a limited liability company organized under the laws of the PRC; (ii) Beijing Kunan Information Technology Co., Ltd. (北京焜安信息技术有限公司), a limited liability company organized under the laws of the PRC; and (iv) Beijing Jimu Hengshuo Technology Co., Ltd. (北京积木恒硕科技有限公司), a limited liability company organized under the laws of the PRC.

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“Disposed Liabilities” means, notwithstanding anything to the contrary in the other Transaction Documents, (i) any and all Liabilities (whether arising before, on or after the Closing Date and whether based on facts occurring before, on or after the Closing Date) of relating to or arising from the Disposed Assets or the ownership or use thereof or the conduct of business in connection therewith, and (ii) any and all Liabilities assumed by Seller Group and its Affiliates, or which they are responsible for pursuant to, and as described in, the Restructuring Documents.

“Domestic Subsidiaries” means Domestic Subsidiary 1 and Domestic Subsidiary 2, each of which is a wholly owned Subsidiary of VIE1.

“Domestic Subsidiary 1” means Nanjing Shanda Networking Development Co., Ltd. (南京盛大网络发展有限公司), a limited liability company organized under the laws of the PRC.

“Domestic Subsidiary 1 Service Agreement” means the existing software service agreement entered into by and between SDO WFOE and Domestic Subsidiary 1, copy of which is attached as Exhibit F-1.

“Domestic Subsidiary 1 Termination Agreement” means the agreement to be entered into by and between SDO WFOE and Domestic Subsidiary 1 to terminate the Domestic Subsidiary 1 Service Agreement, the form of which is attached as Exhibit F-2.

“Domestic Subsidiary 2” means Jiangsu Shanda Networking Technology Co., Ltd. (江苏盛大网络科技有限公司), a limited liability company organized under the laws of the PRC.

“Excluded Liabilities” means, notwithstanding anything to the contrary in the other Transaction Documents, (i) any and all Liabilities of the Group Companies or relating to or arising from the Group Company Assets or the ownership or use thereof or the conduct of the Business, which exist on or prior to the Closing Date or are based on facts and circumstances existing or occurring on or prior to the Closing Date, except as otherwise expressly provided for in the Transaction Documents, (ii) any and all Liabilities arising from the Transaction, the Restructuring and the Onshore Acquisition that are not expressly assumed by the Buyer or its Affiliates or transferred to the Buyer or its Affiliates pursuant to, and as described in, the Restructuring Documents or any other Transaction Documents, and (iii) any and all Liabilities of the Group Companies under the Transaction Documents, the VIE1 Control Documents, the VIE2 Service Agreements and the Domestic Subsidiary 1 Service Agreement.

“Existing Debt” means the total amount outstanding (principal plus accrued interest) under the Existing Debt Documents as of the Closing Date, which is estimated to be US$167,600,000 based on a targeted Closing Date of August 31, 2013.

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“Existing Debt Documents” means (i) the agreement dated February 8, 2012 (as supplemented by an agreement dated February 8, 2013) by and among the Seller and the Buyer for a loan in the principal amount of US$147,000,000, and (ii) the agreement dated February 8, 2012 (as supplemented by an agreement dated August 10, 2012) by and among the Seller and the Buyer for a loan in the principal amount of US$13,000,000.

“Governmental Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Companies” means VIE1, VIE2 and the Domestic Subsidiaries and each of them is referred to as a “Group Company.”

“Group Company Assets” means all assets used or held for use by Seller Group or its Affiliates in or otherwise related to the Business, including, for the avoidance of doubt and without limitation, all assets used or held for use by the Group Companies (excluding the Disposed Assets) and all Acquired Assets.

“Group Company Intellectual Property” means any and all Intellectual Property Rights used or held for use by Seller Group and its Affiliates in or otherwise related to the Business.

“Group Company IT Assets” means any and all IT Assets used or held for use by Seller Group and its Affiliates in or otherwise related to the Business.

“Group Company Software” means any and all Software used or held for use by Seller Group and its Affiliates in or otherwise related to the Business.

“Hong Kong” means Hong Kong Special Administrative Region.

“Interest Rate” means the rate per annum equal to the 3-Month LIBOR plus 2.06%.

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“Intellectual Property Rights” means any and all intellectual property rights or similar proprietary rights throughout the world, including (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the PRC, the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the PRC, the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the PRC, the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) Software, (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) domain names, (x) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (xi) all rights to obtain and rights to apply for patents, and to register trademarks, copyrights and domain names, (xii) all rights in all of the foregoing provided by all Applicable Laws and (xiii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“IT Assets” means any and all computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and systems, and all associated documentation.

“Key Employee” means each of the persons listed on Schedule B hereto.

“knowledge” (or best knowledge) means, with respect to Seller Group, the knowledge of Li Yao (Finance Senior Vice President of Seller), Jianrong Zhang (Senior Director of the platform business of Seller Group and its Affiliates), Jisheng Zhu (Chief Operating Officer of the platform business of Seller Group and its Affiliates), Hongtao Wang (Senior Director of the platform business of Seller Group and its Affiliates), Jingying Wang (Chief Executive Officer of the payment business of Seller Group and its Affiliates), Zhipeng Li (Manager/Senior Researcher of the payment business of Seller Group and its Affiliates) and Yue Wang (Assistant President of the customer service business of Seller Group and its Affiliates), after due and reasonable inquiry.

“Liabilities” means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under the Transaction Documents, any Applicable Law, or any award of any arbitrator of any kind, and those arising under any agreement, commitment or undertaking.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

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“Management Accounts” means (i) the unaudited consolidated balance sheets, income statements and statements of cash flows of VIE1 (“VIE1 Management Accounts”), and (ii) the unaudited balance sheets, income statements and statements of cash flows of VIE2 (“VIE2 Management Accounts”), in each case, as of and for the year ended December 31, 2012, and as of and for the 3-month period ended March 31, 2013, prepared in accordance with U.S. GAAP applied on a consistent basis.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets, results of operations or prospects of the Group Companies, the Group Company Assets or the Business, or (ii) Seller Group’s or its Affiliates’ ability to consummate the transactions contemplated by the Transaction Documents.

“New Control Documents” means collectively, the New VIE1 Control Documents and the New VIE2 Control Documents.

“New Domestic Subsidiary 1 Service Agreement” means the new exclusive consulting and service agreement to be entered into by and between Buyer WFOE and Domestic Subsidiary 1, the form of which is attached as Exhibit A-1.

“New Domestic Subsidiary 2 Service Agreement” means the new exclusive consulting and service agreement to be entered into by and between Buyer WFOE and Domestic Subsidiary 2, the form of which is attached as Exhibit A-2.

“New Service Agreements” means collectively, the New Domestic Subsidiary 1 Service Agreement and the New Domestic Subsidiary 2 Service Agreement.

“New VIE1 Control Documents” means the new control documents to be entered into by and among Buyer WFOE, VIE1 and the equity holders of VIE1, the forms of which are attached as Exhibit A-3.

“New VIE2 Control Documents” means the new control documents to be entered into by and among Buyer WFOE, VIE2 and SDN, the forms of which are attached as Exhibit A-4.

“Onshore Acquisition” means the transactions contemplated under the Onshore Acquisition Agreements.

“Onshore Acquisition Agreements” means the agreements dated as of the date hereof, entered into by and between the parties hereof or their Affiliates, a list of which is set out and the forms of which are attached as Exhibit B.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“PRC” means the People’s Republic of China, solely for purposes of this Agreement, excluding Hong Kong, Macau Special Administrative Region and Taiwan.

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“Pre-Closing Tax Period” means (i) any Tax Period ending on or before the Closing Date and (ii) with respect to a Tax Period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Pro Forma Balance Sheets” means (i) the unaudited pro forma consolidated balance sheet of VIE1 as of March 31, 2013, prepared in accordance with U.S. GAAP (the “VIE1 Pro Forma Balance Sheet”), giving effect to the Transaction by combining the assets and liabilities applicable to the Business to be transferred to Buyer or its Affiliates under the Transaction Documents, to the extent related to the portion of such Business proposed to be conducted by VIE1 and the Domestic Subsidiaries after the Closing (as set forth in the “Platform” tab of each of the Microsoft Excel files attached in Schedule C hereto), as if such transactions were effective at March 31, 2013 and (ii) the unaudited pro forma balance sheet of VIE2 as of March 31, 2013, prepared in accordance with U.S. GAAP (the “VIE2 Pro Forma Balance Sheet”), giving effect to the Transaction by combining the assets and liabilities applicable to the Business to be transferred to Buyer or its Affiliates under the Transaction Documents, to the extent related to the portion of such Business proposed to be conducted by VIE2 after the Closing (as set forth in the “Payments” tab of each of the Microsoft Excel files attached in Schedule C hereto), as if such transactions were effective at March 31, 2013.

“Pro Forma Income Statements” means (i) the unaudited pro forma consolidated income statement of VIE1 for the 15-month period from January 1, 2012 to March 31, 2013, prepared in accordance with U.S. GAAP (the “VIE1 Pro Forma Income Statement”), giving effect to the Transaction by combining the revenues and expenses applicable to the Business to be transferred to Buyer or its Affiliates under the Transaction Documents, to the extent related to the portion of such Business proposed to be conducted by VIE1 and the Domestic Subsidiaries after the Closing (as set forth in the “Platform” tab of each of the Microsoft Excel files attached in Schedule C hereto), as if such transactions were effective as of the beginning of such period and (ii) the unaudited pro forma income statement of VIE2 for the 15-month period from January 1, 2012 to March 31, 2013, prepared in accordance with U.S. GAAP (the “VIE2 Pro Forma Income Statement”), giving effect to the Transaction by combining the revenues and expenses applicable to the Business to be transferred to Buyer or its Affiliates under the Transaction Documents, to the extent related to the portion of such Business proposed to be conducted by VIE2 after the Closing (as set forth in the “Payments” tab of each of the Microsoft Excel files attached in Schedule C hereto), as if such transactions were effective as of the beginning of such period.

“Related Party” means, with respect to any Person, any of its Affiliates or its or its Affiliates’ officers, directors, supervisory board members, employees or holders of equity security.

“Restructuring” means the transactions contemplated under the Restructuring Documents.

“Restructuring Documents” means the documents dated as of the date hereof, entered into by and among the parties hereto or their Affiliates, a list of which is set out and the forms of which are attached as Exhibit C.

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“Shengpei” means Shengpei Information Technology (Tianjin) Co., Ltd. (盛佩信息技术(天津)有限公司), a limited liability company organized under the laws of the PRC.

“Software” means any and all computer software, including assemblers, applets, compilers, source code, object code, firmware, operating systems and specifications, binary libraries, data, development tools, design tools and user interfaces, in any form or format, however fixed, and all documentation related thereto.

“Specified Assets” means all assets, businesses, contracts, employees and other rights and interests to be acquired by or transferred to the Group Companies or Buyer Group or its Affiliates pursuant to the Restructuring.

“Subsidiaries” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Supplemental Agreement” means the Supplemental Agreement dated as of the date hereof, entered into by and between VIE1 and SDN, the form of which is attached as Exhibit G.

“Tax” means any tax, duty, custom, fee, assessment charge, or other levy separately or jointly due or payable to, or levied or imposed by any Governmental Authority, including income, gross receipts, license, wages, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital, capital gains, capital stock, goods and services, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, transaction, registration, value added, alternative/add-on minimum, estimated or other tax, duty, charge, custom, governmental fee, assessment or other levy of any kind whatsoever, including any interest, penalty, fine or addition thereto, and any interest with respect to such addition or penalty, and (ii) any liability for the payment of any amounts described in clause (i) for or to any other Person as a result of being a member of an Affiliated, consolidated, combined or unitary group, or as a transferee or successor, by contract, or otherwise, including as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts described in clause (i).

“Transaction” means the transactions contemplated under the Transaction Documents.

“Transaction Documents” means, collectively, this Agreement, the Restructuring Documents, the Onshore Acquisition Agreements, the VIE1 Termination Agreements, the VIE2 Termination Agreements, the Domestic Subsidiary 1 Termination Agreement, the New Control Documents, the New Service Agreements and the Supplemental Agreement.

“Transferred Employees” means the employees of Seller Group or its Affiliates who are not currently employed by the Group Companies but are involved in the Business and whose employment will be transferred to the Group Companies or Buyer or its Affiliates pursuant to the Restructuring Documents or the Onshore Acquisition Agreements.

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“U.S. GAAP” means generally accepted accounting principles in the United States of America.

“USD Equivalent” means, with respect to any monetary amount in RMB, the amount of U.S. dollars obtained by converting the amount of RMB into U.S. dollars at the average of the selling rate and buying rate of U.S. dollars as announced by the People’s Bank of China on the date of such determination.

“VIE1” means Shanghai Shengzhan Networking Technology Co., Ltd. (上海盛展网络科技有限公司), a limited liability company organized under the laws of the PRC.

“VIE2” means Tianjin Shengjing Trade Co., Ltd. (天津盛景贸易有限公司), a limited liability company organized under the laws of the PRC.

“VIE1 Control Documents” means the existing control documents entered into by and among SDO WFOE, VIE1 and/or the equity holders of VIE1, copies of which are attached as Exhibit D-1.

“VIE1 Termination Agreements” means the agreements to be entered into by and between SDO WFOE and VIE1 or by and among SDO WFOE, VIE1 and the equity holders of VIE1 to terminate the VIE1 Control Documents, the forms of which are attached as Exhibit D-2.

“VIE2 Service Agreements” means the existing service agreements entered into by and between (i) VIE2 and SDO WFOE and (ii) VIE2 and Shengpei, as respectively, copies of which are attached as Exhibit E-1.

“VIE2 Termination Agreements” means the agreements to be entered into by and between (i) VIE2 and SDO WFOE and (ii) VIE2 and Shengpei, as respectively, to terminate the VIE2 Service Agreements, the forms of which are attached as Exhibit E-2.

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(b)          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Anti-Corruption Laws	Section 3.13
Books and Records	Section 3.08
Buyer	Preamble
Buyer Group	Preamble
Buyer WFOE	Preamble
Cap	Section 9.02
Closing	Section 2.07
Closing Cash Payment	Section 2.06
Company	Preamble
Consideration	Section 2.06
Contracts	Section 3.11
Covered Persons	Section 3.14
Damages	Section 9.02
Dispute	Section 11.07(a)
Drop Dead Date	Section 10.01(b)
e-mail	Section 11.01
Existing Non-Compete Agreement	Section 8.02
Fundamental Representations	Section 9.01
Group Company Securities	Section 3.06
HKIAC Rules	Section 11.07
Indemnified Party	Section 9.03
Indemnifying Party	Section 9.03
Net Adjustment	Section 2.09
Notice of Disagreement	Section 2.08(b)
Permit	Section 3.19
Permitted Liens	Section 3.14
Post-Closing Compliance Certificate	Section 2.10
Returned Cash	Section 2.09
SDO HK	Preamble
SDO WFOE	Preamble
Scheduled Payment Date	Section 2.10
Seller	Preamble
Seller Group	Preamble
September Cash Payment	Section 2.06
SDN	Preamble
Third Party Claim	Section 9.03
Threshold	Section 9.02
VIE1 Base Shareholder’s Equity	Section 2.09
VIE1 Closing Balance Sheet	Section 2.08
VIE1 Closing Shareholder’s Equity	Section 2.08
VIE1 Final Shareholder’s Equity	Section 2.09
VIE2 Base Shareholder’s Equity	Section 2.09
VIE2 Closing Balance Sheet	Section 2.08
VIE2 Closing Shareholder’s Equity	Section 2.08
VIE2 Final Shareholder’s Equity	Section 2.09
Warranty Breach	Section 9.02

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Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. References to “US$”, “$”, “USD” or “US Dollars” shall be to the lawful currency of the United States of America. References to “RMB” shall be to the lawful currency of the PRC.

Article 2

Transaction Framework

Section 2.01. Restructuring and Onshore Acquisition. From and after the date hereof, Seller Group shall, and shall cause each of its Affiliates to, take any and all actions to promptly complete the Restructuring and the Onshore Acquisition in accordance with the Restructuring Documents and the Onshore Acquisition Agreements.

Section 2.02. Transaction. Subject to the terms and conditions of the Transaction Documents, the parties agree that, at the Closing:

(a)       the VIE1 Control Documents shall be terminated by the VIE1 Termination Agreements;

(b)       the VIE2 Service Agreements shall be terminated by the VIE2 Termination Agreements;

(c)       the Domestic Subsidiary 1 Service Agreement shall be terminated by the Domestic Subsidiary 1 Termination Agreement;

(d)       the New Control Documents shall be entered into by and among the parties thereto; and

(e)       the New Service Agreements shall be entered into by and among the parties thereto.

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Section 2.03. Sale of Business. Seller Group covenants to Buyer that (i) the Group Company Assets constitute all assets used or held for use by Seller Group or its Affiliates in or otherwise related to the Business, and (ii) to the extent any assets used or held for use by Seller Group or its Affiliates in or otherwise related to the Business is not acquired by or transferred to Buyer or its Affiliates pursuant to the Transaction, Seller Group shall, and shall cause its Affiliates to, sell, convey, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer or its Affiliates, free and clear of all Liens, such assets without additional consideration.

Section 2.04. Liabilities Not Assumed. Notwithstanding anything to the contrary in the Transaction Documents, the parties agree that Buyer and its Affiliates are not assuming any Disposed Liabilities, any Excluded Liabilities and any other liabilities and obligations of Seller Group or its Affiliates not expressly assumed by Buyer or its Affiliates under the Transaction Documents.

Section 2.05. Assignment of Contracts and Rights. Notwithstanding anything to the contrary in the Transaction Documents, any Transaction Document shall not constitute an agreement to assign any Group Company Assets or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Group Company Assets or in any way adversely affect the rights of Buyer or Seller or their Affiliates thereunder. Seller Group shall, and shall cause its Affiliates to, use their best efforts to obtain the consent of such third parties to any such Group Company Assets or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer or its Affiliates as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller Group or its Affiliates thereunder so that Buyer and its Affiliates would not in fact receive all such rights, Seller Group and Buyer shall cooperate, and shall cause their respective Affiliates, in a mutually agreeable arrangement under which Buyer or its Affiliates would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer or its Affiliates, or under which Seller Group or its Affiliates would enforce for the benefit of Buyer or its Affiliates, with Buyer or its Affiliates assuming Seller Group’s or its applicable Affiliate’s obligations, any and all rights of Seller Group or its Affiliates against a third party thereto. Seller Group shall, and shall cause its Affiliates to, promptly pay to Buyer or its Affiliates when received all monies received by Seller Group or its Affiliates under any Group Company Assets or any claim or right or any benefit arising thereunder.

Section 2.06. Consideration. (a) Buyer and Seller shall cause their respective Affiliates to make such payments as provided for under the Restructuring Documents and the Onshore Acquisition Agreements, in such amounts and in such manner as provided therein.

(b)          The parties agree that as consideration for the Transaction, Buyer shall pay to Seller US$811,500,000 (the “Consideration”). The Consideration shall be paid in such manner set forth in Section 2.06(c) and shall be subject to adjustments as set out in Section 2.09.

(c)          The Consideration shall be paid by Buyer to Seller as follows:

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(i)     a portion of the Consideration shall be deemed paid by Buyer to Seller, through setoff of the Existing Debt in full at the Closing;

(ii)     US$60,000,000 of the Consideration (the “Closing Cash Payment”) shall be paid by Buyer to Seller at the Closing, by wire transfer to an account of Seller, designated by Seller by written notice to Buyer delivered not later than two Business Days prior to the Closing Date;

(iii)     US$140,000,000 of the Consideration (the “September Cash Payment”) shall be paid by Buyer to Seller on September 30, 2013 (and if such day is not a Business Day, on the next succeeding Business Day), by wire transfer to an account of Seller, designated by Seller by written notice to Buyer delivered not later than two Business Days prior to September 30, 2013;

(iv)     the December Cash Payment shall be paid by Buyer to Seller on December 31, 2013 (or, at Buyer’s sole option in its discretion, it can elect to pay all or any portion of amount earlier) (and if such day is not a Business Day, on the next succeeding Business Day), by wire transfer to an account of Seller, designated by Seller by written notice to Buyer delivered not later than two Business Days prior to December 31, 2013; and

(v)     the Deferred Payment shall be paid by Buyer to Seller after the Closing, as provided under Section 2.10.

(d)     Each party hereto acknowledges and agrees that (i) it consents and agrees to the payment of the Consideration as set out in this Section 2.06, subject to adjustments as may be applicable under Section 2.09, (ii) the Consideration reflects 93.76% of the valuation of the Business, as a result of arm’s-length commercial negotiation after taking into account the fact that Buyer owns 6.24% of the equity interest in SDO HK, and (iii) Buyer shall be deemed to have fully satisfied its obligation to pay the Consideration to Seller by making the payments specified in this Section 2.06, subject to adjustments as may be applicable under Section 2.09.

Section 2.07. Closing. The closing of the transaction contemplated in Section 2.02 (“Closing”) shall take place at the places as the parties may agree, on August 31, 2013 (provided that if such day is not a Business Day, any action that is required to be taken on a Business Day shall be taken on the next succeeding Business Day), subject to satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), and in the event such conditions have not been satisfied, or waived, on or prior to August 31, 2013, the Closing shall take place no later than five Business Days following the satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as Buyer and Seller may agree. At the Closing:

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(a)       the VIE1 Termination Agreements shall be duly executed and delivered by the parties thereto;

(b)       the VIE2 Termination Agreements shall be duly executed and delivered by the parties hereto;

(c)       the Domestic Subsidiary 1 Termination Agreement shall be duly executed and delivered by the parties hereto;

(d)       the New Control Documents shall be duly executed and delivered by the parties thereto;

(e)       the New Service Agreements shall be duly executed and delivered by the parties thereto;

(f)       the transactions contemplated under the Restructuring Documents and/or the Onshore Acquisition Agreements that are to be consummated at Closing shall be duly consummated in accordance with the terms thereof;

(g)       Buyer shall deliver to Seller a certificate, along with documents evidencing the confirmation of full and complete payment of the Existing Debt through setoff against the Consideration as set forth in Section 2.06(c)(i);

(h)       Buyer shall deliver to Seller the Closing Cash Payment;

(i)       Seller shall deliver any other items the delivery of which is made an express condition to Buyer’s obligations to the Closing pursuant to Article 8.

Section 2.08. Closing Balance Sheet. (a) On or about September 30, 2013, Buyer will cause to be prepared and deliver to Seller (i) the VIE1 Closing Balance Sheet and (ii) the VIE2 Closing Balance Sheet, and (iii) a certificate setting forth Buyer’s calculation of VIE1 Closing Shareholder’s Equity and VIE2 Closing Shareholder’s Equity. The “VIE1 Closing Balance Sheet” shall be the unaudited consolidated balance sheet of VIE1 as at the close of business on the Closing Date prepared in accordance with U.S. GAAP with the following adjustments: to the extent any transactions or adjustments included in the VIE1 Pro Forma Balance Sheet are not completed by the Closing Date or otherwise included in the VIE1 Closing Balance Sheet, pro forma adjustments shall be made on the same basis as in the VIE1 Pro Forma Balance Sheet as if such transactions were effective at the Closing Date. The “VIE2 Closing Balance Sheet” shall be the unaudited balance sheet of VIE2 as at the close of business on the Closing Date prepared in accordance with U.S. GAAP with the following adjustments: to the extent any transactions or adjustments included in the VIE2 Pro Forma Balance Sheet are not completed by the Closing Date or otherwise included in the VIE2 Closing Balance Sheet, pro forma adjustments shall be made on the same basis as in the VIE2 Pro Forma Balance Sheet as if such transactions were effective at the Closing Date. “VIE1 Closing Shareholder’s Equity” means the shareholder’s equity as shown on the VIE1 Closing Balance Sheet, and “VIE2 Closing Shareholder’s Equity” means the shareholder’s equity as shown on the VIE2 Closing Balance Sheet. If in connection with the preparation of the VIE1 Closing Balance Sheet, the VIE2 Closing Balance Sheet or the calculation of VIE1 Closing Shareholder’s Equity or VIE2 Closing Pro Shareholder’s Equity, any errors or omissions are discovered with respect to any item that affects the value of assets or liabilities as shown on the Pro Forma Balance Sheets, then the Pro Forma Balance Sheets, the VIE1 Closing Balance Sheet, the VIE2 Closing Balance Sheet and the Base Shareholder’s Equity shall be appropriately adjusted to correct for the effect of such errors or omissions so that the Closing Balance Sheet reflects only the passage of time and taking of actions with respect to any such item. All of the adjustments to be made in the preceding sentence shall be made in accordance with U.S. GAAP applied on a consistent basis.

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(b)          If Seller disagrees with Buyer’s calculation of VIE1 Closing Shareholder’s Equity or VIE2 Closing Shareholder’s Equity delivered pursuant to Section 2.08(a), Seller may, within seven days after delivery of the documents referred to in Section 2.08(a), deliver a notice to Buyer disagreeing with such calculation and setting forth Seller’s calculation of such amount (“Notice of Disagreement”). Any such Notice of Disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the VIE1 Closing Balance Sheet, the VIE2 Closing Balance Sheet and the calculation of VIE1 Closing Shareholder’s Equity and VIE2 Closing Shareholder’s Equity delivered pursuant to Section 2.08(a).

(c)          If a Notice of Disagreement shall be delivered pursuant to Section 2.08(b), Buyer shall have seven days following receipt of the Notice of Disagreement to review Seller’s calculation of VIE1 Closing Shareholder’s Equity or VIE2 Closing Shareholder’s Equity and Buyer and Seller shall use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of VIE1 Closing Shareholder’s Equity or VIE2 Closing Shareholder’s Equity, as the case may be, which amount shall not be less than the amount thereof shown in Buyer’s calculations delivered pursuant to Section 2.08(a) nor more than the amount thereof shown in Seller’s calculation delivered pursuant to Section 2.08(b). If, during such seven-day period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to Buyer and Seller, promptly (and in no event later than 30 days) to review this Agreement and the disputed items or amounts for the purpose of calculating VIE1 Closing Shareholder’s Equity or VIE2 Closing Shareholder’s Equity, as the case may be. In making such calculation, such independent accountants shall consider only those items or amounts in the VIE 1 Closing Balance Sheet or the VIE2 Closing Balance Sheet, as applicable, or Buyer’s calculation of VIE1 Closing Shareholder’s Equity or VIE2 Closing Shareholder’s Equity, as applicable, as to which Seller has disagreed. Such independent accountants shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne by Buyer if the difference between VIE1 Final Shareholder’s Equity or VIE2 Final Shareholder’s Equity, as applicable, and Buyer’s calculation of VIE1 Closing Shareholder’s Equity or VIE2 Closing Shareholder’s Equity, as applicable, delivered pursuant to Section 2.08(a) is greater than the difference between VIE1 Final Shareholder’s Equity or VIE2 Final Shareholder’s Equity, as applicable, and Seller’s calculation of VIE1 Closing Shareholder’s Equity or VIE2 Closing Shareholder’s Equity, as applicable, delivered pursuant to Section 2.08(b), by Seller if the first such difference is less than the second such difference and otherwise equally by Buyer and Seller.

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(d)          Buyer and Seller agree that they will, and agree to cause their respective independent accountants and their Affiliates to, cooperate and assist in the preparation of the balance sheets and the calculation of VIE1 Closing Shareholder’s Equity and VIE2 Closing Shareholder’s Equity and in the conduct of the audits and reviews referred to in this Section, including the making available to the extent necessary of books, records, work papers and personnel.

Section 2.09. Adjustment of Consideration. (a) If VIE1 Base Shareholder’s Equity exceeds VIE1 Final Shareholder’s Equity, the Consideration shall be adjusted downward by the USD Equivalent amount of such excess multiplied by 93.76%. If VIE2 Base Shareholder’s Equity exceeds VIE2 Final Shareholder’s Equity, the Consideration shall be adjusted downward by the USD Equivalent amount of such excess multiplied by 93.76%. If VIE1 Final Shareholder’s Equity exceeds VIE1 Base Shareholder’s Equity, the Consideration shall be adjusted upward by the USD Equivalent amount of such excess multiplied by 93.76%. If VIE2 Final Shareholder’s Equity exceeds VIE2 Base Shareholder’s Equity, the Consideration shall be adjusted upward by the USD Equivalent amount of such excess multiplied by 93.76%. “VIE1 Base Shareholder’s Equity” means RMB58,987,025, and “VIE2 Base Shareholder’s Equity” means RMB58,520,254. “VIE1 Final Shareholder’s Equity” means VIE1 Closing Shareholder’s Equity as shown in Buyer’s calculation delivered pursuant to Section 2.08(a), if no Notice of Disagreement with respect thereto is duly delivered pursuant to Section 2.08(b); or if such a Notice of Disagreement is delivered, as agreed by Buyer and Seller pursuant to Section 2.08(c) or in the absence of such agreement, as shown in the independent accountant’s calculation delivered pursuant to Section 2.08(c); provided that, in no event shall VIE1 Final Shareholder’s Equity be less than Buyer’s calculation of VIE1 Closing Shareholder’s Equity delivered pursuant to Section 2.08(a) or more than Seller’s calculation of VIE1 Closing Shareholder’s Equity delivered pursuant to Section 2.08(b). “VIE2 Final Shareholder’s Equity” means VIE2 Closing Shareholder’s Equity as shown in Buyer’s calculation delivered pursuant to Section 2.08(a), if no Notice of Disagreement with respect thereto is duly delivered pursuant to Section 2.08(b); or if such a Notice of Disagreement is delivered, as agreed by Buyer and Seller pursuant to Section 2.08(c) or in the absence of such agreement, as shown in the independent accountant’s calculation delivered pursuant to Section 2.08(c); provided that, in no event shall VIE2 Final Shareholder’s Equity be less than Buyer’s calculation of VIE2 Closing Shareholder’s Equity delivered pursuant to Section 2.08(a) or more than Seller’s calculation of VIE2 Closing Shareholder’s Equity delivered pursuant to Section 2.08(b).

(b)          All adjustments to the Consideration pursuant to Section 2.09(a) shall be netted against each other to arrive at a net adjustment amount, which for the avoidance of doubt, shall be calculated in U.S. Dollars based on the USD Equivalent amount of all adjustments (the “Net Adjustment”). If the Net Adjustment shall be a net upward adjustment to the Consideration, the amount of the December Cash Payment and/or the Deferred Payment, at the Buyer’s option, shall be increased by such amount that equals to the Net Adjustment. If the Net Adjustment shall be a net downward adjustment to the Consideration, the amount of the December Cash Payment shall be decreased by such amount that equals to the Net Adjustment; provided that if the amount of the December Cash Payment is lower than the Net Adjustment, then Seller shall within two Business Days return to Buyer a cash payment for the balance of the Net Adjustment in excess of the December Cash Payment, in immediately available US Dollars to an account designated by Buyer (the “Returned Cash”).

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Section 2.10. Deferred Payment. The Deferred Payment shall be paid by Buyer to Seller upon due completion of each and all post-closing transactions and covenants as specified under the Restructuring Documents and the Onshore Acquisition Agreements in accordance with the terms thereof, and to the satisfaction of Buyer. Upon completion of all such post-closing transactions and covenants, Seller shall deliver a certificate to Buyer, along with all documents and other information containing evidence of completion of such transactions and covenants to Buyer (“Post-Closing Compliance Certificate”). Buyer shall review the documents evidencing completion of such transactions and covenants, and upon satisfaction, shall countersign the Post-Closing Compliance Certificate and deliver the same to Seller, and upon delivery of the countersigned Post-Closing Compliance Certificate, Buyer shall be required to pay the Deferred Payment to Seller within 10 Business Days (“Scheduled Payment Date”) from the date of delivery of the countersigned Post-Closing Compliance Certificate; provided that Buyer shall have an option to further defer the payment of all or a portion of the Deferred Payment from the Scheduled Payment Date to a date that is no later than June 30, 2014; provided further that should Buyer choose to further defer the payment of all or a portion of the Deferred Payment from the Scheduled Payment Date to a date that is no later than June 30, 2014, then Buyer shall pay interest to Seller such portion of the Deferred Payment at the Interest Rate calculated from the date of Buyer’s delivery of the countersigned Post-Closing Compliance Certificate until the date such portion of the Deferred Payment is paid to Seller.

Article 3

Representations and Warranties of Seller Group

Subject to Section 11.03, except as set forth in the disclosure schedule (“Disclosure Schedule”), each member of Seller Group jointly and severally represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows.

Section 3.01. Corporate Existence and Power. Each member of the Seller Group and each Group Company is a corporation duly incorporated, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction of incorporation) under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each member of the Seller Group and each Group Company is duly qualified to do business as a foreign corporation or as a foreign invested company or as a domestic company as the case may be and is in good standing in each jurisdiction where such qualification is necessary. Each member of the Seller Group and each Group Company has heretofore delivered to Buyer true and complete copies of its certificate of incorporation and memorandum and articles of association as currently in effect.

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Section 3.02. Authorization. The execution, delivery and performance of the Transaction Documents by each member of Seller Group and each Group Company to which it is a party, and the consummation of the transactions contemplated by the Transaction Documents by it, are within such Person’s corporate powers and have been or will be duly authorized before Closing by all necessary corporate action on its part. Each Transaction Document to which any member of the Seller Group or any Group Company is a party when executed and delivered by it in accordance with the terms thereof (and assuming execution by Buyer Group if applicable) constitutes or will constitute, a valid and binding agreement enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.03. Governmental Authorization. The execution, delivery and performance by each member of the Seller Group and each Group Company of each Transaction Document to which it is a party, and except as provided in the Transaction Documents, the consummation of the transactions contemplated thereby, require no action by or in respect of, or filing with, any Governmental Authority.

Section 3.04. Noncontravention. The execution, delivery and performance by each member of the Seller Group and each Group Company of each Transaction Document to which it is a party and the consummation of the transactions contemplated thereby do not and will not (i) violate its certificate of incorporation, memorandum and articles of association, business license, articles of association or equivalent constitutive documents, (ii) violate any Applicable Law, (iii) constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of any member of the Seller Group or any Group Company or to a loss of any material benefit relating to the Group Company Assets or the Business to which any member of the Seller Group or any Group Company or any of their respective Affiliates is entitled under any provision of any agreement or other instrument binding upon any member of Seller Group or any Group Company or by which any of the Group Company Assets or the Business is or may be bound, (iv) accelerate or constitute an event entitling the holder of any indebtedness of any Group Company to accelerate the maturity of any such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness, or cause any Group Company to be in default of its obligations under any indebtedness agreement, or (v) result in the creation or imposition of any Lien on any Group Company Assets or the Business, other than Permitted Liens and except as contemplated by the Transaction Documents.

Section 3.05. Third Party Consents. Except as set forth in Schedule 3.05 of the Disclosure Schedule, there is no agreement, contract or other instrument binding upon any member of the Seller Group, any Group Company, the Business or the Group Company Assets requiring a consent or other action by any Person as a result of the execution, delivery and performance of any Transaction Document.

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Section 3.06. Group Companies Capitalization. (a) Section 3.06(a) of the Disclosure Schedule contains (i) a true, accurate and complete organization and shareholding structure of the Group Companies and (ii) a true, accurate and complete description of the registered capital of each Group Company, as well as the shareholder(s) of each Group Company and equity interest owned by such shareholder(s). Except as set forth in Section 3.06(a) of the Disclosure Schedule, no Group Company owns or Controls, directly or indirectly, any equity or other ownership interest in any Person. There is no agreement, arrangement or obligation of any kind (and no authorization therefor has been given) obligating any Group Company to purchase or acquire the ownership of any equity or other ownership interest in any Person or to make investments in any Person.

(b)          All of the registered capital of each Group Company has been timely and adequately contributed in accordance with the Applicable Law of the PRC. There are no resolutions pending to increase the registered capital of any Group Company.

(c)          All changes to the share capital (including capital increase and capital reduction) and all changes in the shareholding (including transfers by shareholders) of each Group Company have been duly authorized and approved by and filed and registered with the relevant Governmental Authorities in the PRC, and have been made in full compliance with the Applicable Law of the PRC.

(d)          All outstanding capital shares of each Group Company have been duly authorized and validly issued and are fully paid and non-assessable (if applicable). There are no outstanding capital shares or voting securities of any such Group Company, securities of any such Group Company convertible into or exchangeable for capital shares or voting securities of any such Group Company or options or other rights to acquire from any such Group Company, or other obligations of any such Group Company to issue, any capital shares, voting securities or securities convertible into or exchangeable for capital share or voting securities of any such Group Company (the items in Sections 3.06(d)(i), 3.06(d)(ii) and 3.06(d)(iii) being referred to collectively as the “Group Company Securities”). There are no outstanding obligations of any Group Company to repurchase, redeem or otherwise acquire any Group Company Securities.

Section 3.07. Management Accounts and Pro Forma Balance Sheet and Pro Forma Income Statement. The VIE1 Management Accounts give a true, accurate and fair view of the consolidated financial position of VIE1, as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements), in conformity with U.S. GAAP applied on a consistent basis. The VIE2 Management Accounts give a true, accurate and fair view of the financial position of VIE2, as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements), in conformity with U.S. GAAP applied on a consistent basis. Copies of the Management Accounts have been delivered by Seller to Buyer prior to the date hereof and are deemed enclosed as part of this Agreement. Each of the Pro Forma Balance Sheets has been prepared in conformity with U.S. GAAP applied on a consistent basis and is a complete, accurate and fair presentation of the assets and liabilities applicable to the Business to be transferred to Buyer or its Affiliates under the Transaction Documents, as of the date indicated therein, as if such transfers were effective as of such date. Each of the Pro Forma Income Statements has been prepared in conformity with U.S. GAAP applied on a consistent basis and is a complete, accurate and fair presentation of the revenues and expenses applicable to the Business to be transferred to Buyer or its Affiliates under the Transaction Documents, for the periods indicated therein, as if such transfers were effective as of the beginning of such period. Copies of the Pro Forma Balance Sheets and Pro Forma Income Statements have been delivered by Seller to Buyer prior to the date hereof and are deemed enclosed as part of this Agreement.

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Section 3.08. Books and Records. The books of account and other financial records, minute books, share record books, and other records of the Group Companies and of the Seller Group and its Affiliates relating to the Group Company Assets or the Business (the “Books and Records”) are true and complete and have been maintained in accordance with sound business practices. The minute books of the Group Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the boards of directors of the Group Companies. True and complete copies of the Books and Records have been provided to Buyer.

Section 3.09. Absence of Certain Changes. (a) Since the Balance Sheet Date, the Group Companies and the Business have been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          From the Balance Sheet Date until the date hereof, there has not been any action taken by Seller Group or its Affiliates that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Section 5.01.

Section 3.10. No Undisclosed Material Liabilities. There are no liabilities of the Group Companies, the Group Company Assets or the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

(a)          liabilities provided for in the Management Accounts;

(b)          liabilities disclosed on Schedule 3.10 of the Disclosure Schedule; and

(c)          liabilities specifically provided for in the Pro Forma Balance Sheets or arising in the ordinary course of business after the Balance Sheet Date.

Section 3.11. Material Contracts. (a) With respect to the Group Companies (excluding those unrelated to the Business), the Group Company Assets and/or the Business, Section 3.11 of the Disclosure Schedule sets forth a true and complete list of the following (each of the following, a “Contract”):

(i)          any lease or sublease of real property;

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(ii)         any agreement for the purchase, lease or license of materials, supplies, goods, services, Intellectual Property Rights, Internet-based contents, equipment or other assets providing for either (A) annual payments of RMB400,000 or more or (B) aggregate payments of RMB1,000,000 or more;

(iii)        any sales, distribution or other similar agreement providing for the sale by any Group Company of materials, supplies, goods, services, Intellectual Property Rights, Internet-based contents, equipment or other assets that provides for either (A) annual payments of RMB24,000,000 or more or (B) aggregate payments of RMB45,000,000 or more;

(iv)        any agreement (including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding licenses for commercial off-the-shelf computer software that are generally available on nondiscriminatory pricing terms that have an aggregate acquisition cost of RMB3,000,000 or less) granting or restricting any right to use, exploit or practice any Intellectual Property Rights;

(v)         any partnership, joint venture or other similar agreement or arrangement;

(vi)        any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vii)       any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding RMB7,000,000 and which may be prepaid on not more than 30-day notice without the payment of any penalty;

(viii)      any option, license, franchise or similar agreement not covered in paragraphs (ii) and (iii) above and that provides for either (A) annual payments of RMB400,000 or more or (B) aggregate payments of RMB1,000,000 or more;

(ix)         any agency, dealer, sales representative, marketing or other similar agreement that provides for either (A) annual payments of RMB24,000,000 or more or (B) aggregate payments of RMB45,000,000 or more;

(x)          any agreement that limits the freedom of any Group Company to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Group Company Asset or the Business or which would so limit the freedom of Buyer or its Affiliates after the Closing Date;

(xi)         any agreement with or for the benefit of any Related Party of a Seller Group that is not a Group Company; or

(xii)        any other agreement, commitment, arrangement or plan not made in the ordinary course of business.

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(b)          Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section is a valid and binding agreement of each of the parties thereto and is in full force and effect, and none of the Group Companies or, to the best knowledge of Seller Group, any other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the best knowledge of Seller Group, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such Contract have been delivered to Buyer.

Section 3.12. Litigation. Except as set forth on Section 3.12 of the Disclosure Schedule, there is no material action, suit, investigation or proceeding (or any basis therefor) pending against, or to the best knowledge of Seller Group, threatened in writing against or affecting, the Group Companies, the Business or any Group Company Asset before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any Governmental Authority or arbitrator.

Section 3.13. Compliance with Laws and Court Orders. (a) Each Group Company is not, and each Seller Group and its Affiliates with respect to the Group Company Assets and the Business is not, in material violation of, has not since its incorporation violated, and to the best knowledge of Seller Group, is not under investigation with respect to and has not been threatened in writing to be charged with or given notice of any material violation of, any Applicable Law. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against any Group Company or any Seller Group or its Affiliates with respect to any Group Company Assets or the Business that has had or would reasonably be expected to be, individually or in the aggregate, material or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(b)          None of the Seller Group, their Affiliates and to the best knowledge of Seller Group, none of their respective directors, officers, agents, employees, or any other Persons, associated with or acting for or on behalf of such Person (“Covered Persons”), has, with respect to the Group Companies, the Group Company Assets or the Business, directly or indirectly (i) made or promised to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured or (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Business in violation of any Applicable Law, (ii) made or promised to make any direct or indirect unlawful payment to any official, public official or any other governmental official or employee or (iii) established or maintained any fund or asset that has not been recorded in the books and records.

(c)          No Covered Person has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence under any all Applicable Law relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws applicable to any such Person (“Anti-Corruption Laws”), and no such investigation, inquiry or proceedings have been threatened or are pending, and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

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Section 3.14. Status of Group Company Assets. The Group Companies do not own any real property. All leases of real property are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default. There are no developments affecting any of the Group Companies, Group Company Assets or the Business pending or, to the best knowledge of Seller Group, threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of such Group Company Assets or the Business. No Group Company Asset is subject to any Lien, except: (i) Liens disclosed on the Pro Forma Balance Sheets; (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Pro Forma Balance Sheets); or (iii) Liens which do not materially detract from the value of such Group Company Asset, or materially interfere with any present or intended use of such Group Company Asset (clauses (i) - (iii) of this Section are, collectively, the “Permitted Liens”).

Section 3.15. Sufficiency of the Group Company Assets. The Group Company Assets constitute all of the property and assets used or held for used by Seller Group and its Affiliates in or otherwise related to the Business and are adequate to conduct the Business as currently conducted by Seller Group and its Affiliates and as planned to be conducted by Buyer and its Affiliates.

Section 3.16. Related Party Transactions. Except set forth on Section 3.16 of the Disclosure Schedule, to the best knowledge of Seller Group, no Related Party of Seller Group has any contract, understanding, or proposed transaction with, or is indebted to, any Group Company or has any direct or indirect interest in any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party of Seller Group (other than for accrued salaries for the current pay period), except for contracts solely between two Group Companies. To the best knowledge of Seller Group, no Related Party of Seller Group has any direct or indirect interest in any Person (other than a Group Company) with which a Group Company has a material business relationship (including any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, Intellectual Property Rights or other property rights or services) or in any contract to which a Group Company is a party or by which it may be bound or affected.

Section 3.17. Intellectual Property. (a) Schedule 3.17(a)(i) of the Disclosure Schedule contains a true and complete list of all the registrations and applications for registrations included in the Group Company Intellectual Property. Schedule 3.17(a)(ii) of the Disclosure Schedule contains a true and complete list of all Group Company Software, other than non-material Group Company Software, the absence of which will not affect the operations of the Business.

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(b)          Except set forth on Section 3.17(b) of the Disclosure Schedule, the Group Companies are, or will as of the Closing be, the sole and exclusive owners of the Group Company Intellectual Property and holds all right, title and interest in and to the Group Company Intellectual Property free and clear of all Liens. There exist no restrictions on the disclosure, use, license or transfer of the Group Company Intellectual Property. The consummation of the transactions contemplated by the Transaction Documents will not alter, encumber, impair or extinguish any Group Company Intellectual Property.

(c)          No Group Company has an outstanding indemnity obligation to any Person in connection with any Group Company Intellectual Property.

(d)          To the best knowledge of Seller Group and, no Person has infringed, misappropriated or otherwise violated any Group Company Intellectual Property. Reasonable steps have been taken in accordance with normal industry practice to maintain the confidentiality of all Group Company Intellectual Property the value of which is contingent upon maintaining the confidentiality thereof, and no such Group Company Intellectual Property has been disclosed other than to Buyer and its Affiliates and to employees, representatives, consultants and agents of Seller Group and its Affiliates all of whom are bound by written confidentiality agreements.

(e)          No Group Company has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating any Intellectual Property Right of any third party. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of Seller Group, threatened in writing against or affecting, the Business, the Group Company Assets, any Group Company or any present or former officer, director or employee thereof (i) based upon, or challenging or seeking to deny or restrict, the rights in any of the Group Company Intellectual Property, (ii) alleging that the use of the Group Company Intellectual Property or any services provided, processes used or products manufactured, used, distributed, imported or sold with respect to the Business do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that any Group Company or Seller Group or its Affiliates has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. No Group Company or Seller Group or Affiliates has received from any third party an offer to license any Intellectual Property Rights of such third party for use in the Business.

(f)          The Group Companies own or have, or will own or have as of the Closing, valid, enforceable and sufficient licenses to use all Intellectual Property Rights necessary to, or used or held for use in and are material to, the conduct of the Business.

(g)          None of the Group Company Intellectual Property has been adjudged invalid or unenforceable in whole or part, and, to the best knowledge of Seller Group, all such Group Company Intellectual Property are valid and enforceable.

(h)          In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Group Company Intellectual Property is held by assignment, the assignment has been duly recorded with the Governmental Authority from which the patent or registration issued or before which the application or application for registration is pending. Each applicable member of Seller Group and its Affiliates has taken all actions necessary to maintain and protect the Group Company Intellectual Property, including payment of applicable maintenance fees and filing of applicable statements of use.

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(i)          To the best knowledge of Seller Group, there are no defects in any of the Group Company Software that would prevent such Group Company Software from performing in all material respects the functions for which such Group Company Software was designed, and there are no viruses, worms, Trojan horses or similar programs in any of the Group Company Software. To the best knowledge of Seller Group, none of the Group Company Software contains any software code that is licensed under any terms or conditions that require that any software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge.

(j)          Each applicable member of Seller Group and its Affiliates has taken reasonable steps in accordance with normal industry practice to preserve and maintain reasonably complete notes and records relating to the Group Company Intellectual Property.

(k)          With respect to pending applications and applications for registration of Group Company Intellectual Property that, to the best knowledge of Seller Group, no Group Company is aware of any reason that could reasonably be expected to prevent any such application or application for registration from being granted with coverage substantially equivalent to the latest amended version of the pending application or application for registration. To the best knowledge of Seller Group, none of the trademarks, service marks, applications for trademarks and applications for service marks included in the Group Company Intellectual Property has been the subject of an opposition or cancellation procedure. To the best knowledge of Seller Group, none of the patents and patent applications included in the Group Company Intellectual Property has been the subject of an interference, protest, public use proceeding or third party reexamination request.

(l)          The Group Company IT Assets operate and perform in a manner sufficient for the conduct of the Business of the Group Companies as currently conducted and as proposed to be conducted. The applicable members of Seller Group and its Affiliates have taken commercially reasonable actions, consistent with industry standards, to protect the confidentiality, integrity and security of the Group Company IT Assets (and all information, data and content stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures and (iii) business continuity procedures, in each case, consistent with industry standards.

(m)          The applicable members of Seller Group and its Affiliates have at all times complied with all Applicable Laws in material respect relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of its business and operations in relation to the Group Companies, the Group Company Assets and the Business. The applicable members of Seller Group and its Affiliates have at all times complied with all rules, policies and procedures established from time to time with respect to the foregoing. No claims have been asserted or, to the knowledge of Seller Group, threatened against any such member of Seller Group or its Affiliates by any person alleging a violation of such person’s privacy, personal or confidentiality rights under any such Applicable Laws, regulations, rules, policies or procedures. There has been no unauthorized access to or other misuse of any such information.

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Section 3.18. Insurance Coverage. There is no insurance policy relating to the Group Companies, the Group Company Assets, the business and operations of the Business and their respective officers and employees.

Section 3.19. Licenses and Permits. Schedule 3.19 of the Disclosure Schedule correctly describes each material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the Group Companies, the Group Company Assets or the Business (the “Permits”) together with the name of the Governmental Authority issuing such Permit. The Permits are valid and in full force and effect. There is no default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits. None of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. Upon consummation of such transactions, Buyer or its Affiliates will have all of the right, title and interest in all the Permits, except for the Permits that are not owned by the Group Companies as described in Schedule 3.19 of the Disclosure Schedule.

Section 3.20. Tax Matters. (a) Each applicable member of Seller Group and its Affiliates has timely paid all Taxes which will have been required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on any Group Company Asset or the Business, would otherwise adversely affect in any material respect the Business or any Group Company Asset or any Group Company or would result in Buyer or its Affiliates becoming liable or responsible therefor.

(b)          Each Group Company has established, in accordance with U.S. GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Group Company Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Group Company Asset, would otherwise adversely affect in any material respect the Business or any Group Company Asset or any Group Company, or would result in Buyer or its Affiliates becoming liable therefor.

Section 3.21. Receivables. All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected in the Pro Forma Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the Business as of the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded in the Pro Forma Balance Sheet. All accounts, notes receivable and other receivables arising out of or relating to the Business as of the Balance Sheet Date have been included in the Pro Forma Balance Sheet.

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Section 3.22. Insolvency; Winding Up. No order or petition has been presented or resolution passed for the administration, winding-up, dissolution or liquidation of any Seller Group, any Group Company or their Affiliates and no administrator, receiver or manager has been appointed in respect thereof. No member of Seller Group or any Group Company has commenced any other proceeding under any bankruptcy, reorganization, dissolution, insolvency, liquidation or similar Applicable Law of any jurisdiction and no such proceedings have been commenced against any such member of Seller Group or Group Company.

Section 3.23. Selling Documents. None of the documents or information delivered to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement and the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. Seller Group has furnished or otherwise made available to Buyer and its Affiliates any and all information (financial, operational or other) and documents, failure to provide which to Buyer and its Affiliates could reasonably be expected to cause Buyer or its Affiliates, based on its reasonable consideration and determination, unwilling to execute, deliver and perform this Agreement and the Transaction Documents or to consummate the transactions contemplated herein and therein pursuant to current terms and conditions herein or therein or would defeat the business rationale of Buyer or its Affiliates to enter into this Agreement or any Transaction Document and to consummate the transactions contemplated herein and therein. The financial projections relating to the Business delivered to Buyer and its Affiliates are made in good faith and are based upon reasonable assumptions, and to the best knowledge of Seller Group, there is no fact or set of circumstances that would lead it to believe that such projections are incorrect or misleading in any material respect.

Section 3.24. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any member of Seller Group or its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the Transaction Documents.

Section 3.25. Employees. (a) Schedule 3.25 of the Disclosure Schedule sets forth a true and complete list of the names, titles and employers of all employees of the Business (including the Transferred Employees) holding a position of director or above. To the best knowledge of Seller Group, none of such employees and no other key employee of the Business (including the Transferred Employees) has indicated to any Seller Group or its Affiliates that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or the Transaction Documents.

(b)          Buyer and its Affiliates have been furnished with true and complete copies of all standard form employment, confidentiality and noncompete contracts entered into with employees of the Business (including the Transferred Employees) and with respect to each Group Company and the Transferred Employees, any and all (i) copies of any social insurance and welfare registrations or vouchers for social insurance and welfare, (ii) descriptions of the social insurance payments and housing fund payments for the employees and all the relevant supporting documents, (iii) copies of housing fund contribution registrations, and (iv) current receipts for the payments of social insurance and housing fund.

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(c)          No Group Company and no Key Employee is party to any (i) “change in control”, severance, retirement, retention or consulting agreements or arrangements (other than agreements that have been fully performed and do or will not give rise to any additional liability to any such Person); (ii) separation or termination agreements with former directors, officers or management employees of such Person; (iii) indemnification agreements or arrangements for officers, directors and consultants of such Person; and (iv) outstanding loans to employees (including all executive officers) or directors of such Person.

(d)          All required social insurance and housing fund registrations of each Group Company or relating to employees of the Business (including the Transferred Employees) with each relevant Governmental Authority in the PRC have been filed and are valid and in force.

(e)          Each Group Company has entered into employment contracts with all of its employees (including all members of its senior management) or deploy its employees through third party dispatching firms in compliance with Applicable Law, and the compensation paid by such Group Company to such employees under the relevant employment contracts constitutes all the income and benefits such employees may validly claim from such Group Company, and there are no other agreements or arrangements in connection with such employee’s compensation. Each Transferred Employee has entered into employment contract with the respective member of the Seller Group, and the compensation paid by such member of the Seller Group to such Transferred Employee under the relevant employment contract constitutes all the income and benefits such Transferred Employee may validly claim from such member of the Seller Group, and there are no other agreements or arrangements in connection with such Transferred Employee’s compensation.

(f)          None of the Group Companies is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or has sought to represent any of the employees, representatives or agents of any Group Company. There is no strike or other labor dispute involving any Group Company pending or threatened.

(g)          Each Group Company and each of the respective members of the Seller Group (with respect to the Transferred Employees) have complied in all material respects with all Applicable Law related to employment, including, without limitation, all provisions relating to wages, hours, working conditions, benefits, retirement, social insurance and welfare, housing fund contribution, equal opportunity, collective bargaining and dispatching arrangements with third party dispatching firms, as applicable, and all payments required to be made by each Group Company and each of the respective members of the Seller Group (with respect to the Transferred Employees) under such Applicable Law have been made in full, and there are no outstanding obligations or liabilities binding on any Group Company or any of the respective members of the Seller Group (with respect to the Transferred Employees) to make any additional payments. There is not, pending or threatened, any action or proceeding, or any penalty being imposed relating to the violation or alleged violation of any such Applicable Law by any Group Company or any of the respective members of the Seller Group (with respect to the Transferred Employees) related to labor or employment, including any charge or complaint filed by an employee with any Governmental Authority, any Group Company or any of the respective members of the Seller Group (with respect to the Transferred Employees).

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(h)          No employee of any Group Company or no Transferred Employee has been granted the right to continued employment by such Group Company or the respective member of the Seller Group, as applicable, or to any compensation following termination of employment with such Group Company or the respective member of the Seller Group, as applicable. No Group Company or the respective member of the Seller Group (with respect to the Transferred Employees), as applicable, is aware that any Key Employee or group of employees intends to terminate his, her or their employment with such Group Company or the respective member of the Seller Group, as applicable, nor does any such Group Company or the respective member of the Seller Group (with respect to the Transferred Employees), as applicable, have a present intention to terminate the employment of any Key Employee or group of employees.

(i)          No Group Company or the respective member of the Seller Group (with respect to the Transferred Employees), as applicable, has made any representations regarding equity incentives to any officer, employees, director or consultant.

(j)          No Group Company or the respective member of the Seller Group (with respect to the Transferred Employees), as applicable, has had any employee whose employment was terminated and who has not entered into an agreement with such Group Company or the respective member of the Seller Group providing for the full release of any claims against such Group Company, the respective member of the Seller Group or any officer, director, employee or other related party of any such Group Company or the respective member of the Seller Group arising out of such employment.

Section 3.26. Representations. The representations and warranties of the Group Companies contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

Article 4

Representations and Warranties of Buyer

Buyer represents and warrants to Seller Group as of the date hereof and as of the Closing Date that:

Section 4.01. Corporate Existence and Power. It is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

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Section 4.02. Corporate Authorization. The execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement.

Section 4.03. Governmental Authorization. The execution, delivery and performance by its of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority.

Section 4.04. Noncontravention. The execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate its certificate of incorporation or memorandum and articles of association or (ii) violate any material Applicable Law.

Section 4.05. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by it or is authorized to act on its behalf who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Article 5

Covenants of Seller Group

Each member of Seller Group agrees that:

Section 5.01. Conduct of the Business. From the date hereof until the Closing Date, except as expressly contemplated under the Transaction Documents, Seller Group shall cause the Group Companies and the Business to be conducted in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact the present business organization, (ii) maintain in effect all foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of the directors, officers and key employees, and (iv) maintain satisfactory relationships with the customers, lenders, content providers, content subscribers, suppliers and others having material business relationships. Without limiting the generality of the foregoing, except as expressly contemplated by the Transaction Documents or with the prior written consent of Buyer, none of Seller Group nor any of its Affiliates shall, with respect to the Group Companies, the Group Company Assets or the Business:

(a)          incur any capital expenditures or any obligations or liabilities exceeding RMB5,000,000 individually or RMB24,000,000 in the aggregate, outside the ordinary course of business;

(b)          acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses;

(c)          sell, license, lease, or otherwise transfer, or create or incur any Lien on, any Group Company Assets, other than entry of licensing arrangements in the ordinary course of business consistent with past practice;

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(d)          fail to maintain, preserve, protect or enforce any Group Company Intellectual Property or Group Company IT Asset, as applicable;

(e)          make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practices;

(f)          create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(g)          (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the conduct of the Business or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect the Business, Buyer or any of its Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) enter into, amend or modify in any material respect or terminate any material Contract or otherwise waive, release or assign any material rights, claims or benefits;

(h)          (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements with employees, officers or directors, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee or (v) increase compensation, bonus or other benefits payable to any director, officer or employee;

(i)          change the methods of accounting or accounting practice, except as required by concurrent changes in U.S. GAAP as agreed to by its independent public accountants;

(j)          settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim or (ii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(k)          take any action that would reasonably be expected to make any representation or warranty or undertaking of Seller Group or its Affiliates hereunder, or omit to take any action necessary to prevent any representation or warranty or undertaking of any Seller Group or its Affiliates hereunder from being, inaccurate in any respect at, or as of any time before, the Closing Date; or

(l)          agree, resolve or commit to do any of the foregoing.

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Section 5.02. Tax Matters. From the date hereof, Seller Group shall, and shall cause its Affiliates to timely pay, all Taxes that arise from or with respect to the Group Companies, the Group Company Assets and/or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period.

Section 5.03. Access to Information; Confidentiality. (a) From the date hereof until the Closing Date, Seller Group shall, and shall cause its Affiliates to, (i) give Buyer and its Affiliates and their respective counsel, financial advisors, auditors and other authorized representatives full access to offices, properties, books and records relating to the Business, the Group Company Assets and the Group Companies, (ii) furnish to Buyer and its Affiliates and their respective counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business, the Group Company Assets and the Group Companies as such Persons may reasonably request and (iii) instruct employees, counsel and financial advisors to cooperate with Buyer and its Affiliates in their investigation of the Business, the Group Company Assets and the Group Companies, provided that any such access by Buyer and its Affiliates shall not unreasonably interfere with the conduct of the business of the Group Companies. No investigation by Buyer or its Affiliates or other information received by Buyer or its Affiliates before the Closing shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller Group hereunder or any Affiliates of Seller Group under any other Transaction Documents.

(b)          After the Closing, Seller Group and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the Business, the Group Company Assets and the Group Companies, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by Seller Group, (ii) in the public domain through no fault of Seller Group, (iii) later lawfully acquired by Seller Group from sources not under any obligations to keep such information confidential to Buyer or its Affiliates. The obligation of Seller Group to hold any such information in confidence shall be satisfied if it exercise the same care with respect to such information as it would take to preserve the confidentiality of their own similar information.

(c)          On and after the Closing Date, Seller Group will, and will cause its Affiliates to, afford promptly to Buyer and its Affiliates and their agents reasonable access to their books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for Buyer or its Affiliates in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business, the Group Company Assets or the Group Companies; provided that any such access by Buyer or its Affiliates shall not unreasonably interfere with the conduct of the business of Seller Group.

Section 5.04. Notices of Certain Events. Seller Group shall promptly notify Buyer of:

(a)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and the Transaction Documents;

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(b)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement and the Transaction Documents;

(c)          any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting any Group Company or the Business or the Group Company Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relate to the consummation of the transactions contemplated by this Agreement and the Transaction Documents;

(d)          the damage or destruction by fire or other casualty of any Group Company Asset or part thereof or in the event that any Group Company Asset or part thereof becomes the subject of any proceeding or, to the knowledge of the Group Companies, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action;

(e)          any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 8.02 not to be satisfied; and

(f)          any failure of Seller Group to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 5.04 shall not limit or otherwise affect the remedies available hereunder to Buyer.

Section 5.05. Exclusivity. From the date hereof until the Closing Date, Seller Group shall not, and shall cause its Affiliates not to directly or indirectly, (i) enter into or continue any discussion, negotiation or agreement with any person other than Buyer with respect to any sale or issue of capital stock or assets of any Group Company, any Group Company Assets or the Business, any other sale, financing or investment transaction, or any other transaction that would be similar to the transactions contemplated under this Agreement and the Transaction Documents or have the effect directly or indirectly of disposing a material portion of the Group Company Assets, (ii) take any action to solicit, initiate, encourage or assist the submission of any proposal or offer that constitutes, or may reasonably be expected to lead to any of the transactions described in (i) above from any Person or entity other than Buyer, or (iii) disclose any nonpublic information, or afford access to its properties, books or records, to any other person or entity that is making any proposal or offer that constitutes, or may reasonably be expected to lead to any of the transactions described in (i) above, or would be in substitution or an alternative for or would impede or interfere with the transactions contemplated by this Agreement.

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Section 5.06. Minimum Net Assets. Seller undertakes that during the period from the date hereof until the third anniversary of the Closing Date, Seller shall at all times maintain minimum net assets with a fair market value in excess of the Consideration. Fair market value, with respect to any asset, shall be determined as follows: (i) if the asset is listed securities, then the value of such assets shall be determined by the average of the listed securities’ closing prices on the traded stock exchanges for the ten (10) consecutive trading day period ending one (1) day prior to the date of determination; and (ii) if the assets are not publicly traded, the fair market value of such assets shall be deemed to equal the book value of the assets as reflected on Seller’s latest audited balance sheet prepared in accordance with U.S. GAAP; provided that if the board of directors of Seller believe in good faith that the book value of the assets does not reflect its fair market value, the board of directors of Seller may, appoint a recognized third party independent valuer reasonably satisfactory to Buyer (at the Seller’s expense) to carry out an appraisal of the assets and certify, in writing, the fair market value of the assets.

Section 5.07. No Amendment. Without the prior written consent of Buyer, the Seller Group shall not, and shall procure that its Affiliates not to, amend, modify or vary any term of the other Transaction Documents.

Article 6

Covenants of Buyer

Buyer agrees that:

Section 6.01. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the Business or any Group Company or any Group Company Assets furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources not under any obligations to keep such information confidential to Seller Group; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller Group, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Seller Group in connection with this Agreement that are subject to such confidence.

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Article 7

Covenants of Buyer and Seller

Buyer and Seller Group agree that:

Section 7.01. Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement and the Transaction Documents. The parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Transaction Documents and to vest in Buyer good and marketable title to and/or rights in the Group Company Assets.

(b)          Each member of Seller Group hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as its true and lawful attorney with full power of substitution in the name of Buyer, or in the name of Seller Group but for the benefit of Buyer, (i) to collect for the account of Buyer any items of Group Company Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Group Company Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Group Company Assets. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof. Each member of Seller Group hereby agrees that the foregoing agreements shall apply mutatis mutandis with respect to the other Group Companies and the other Group Company Assets and agrees to cause its Affiliates to take such actions as necessary or desirable to give effect to such agreements.

Section 7.02. Certain Filings. The parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from any third party, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

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Article 8

Conditions to Closing

Section 8.01. Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller Group to consummate the Closing are subject to the satisfaction of the following conditions:

(a)          No Applicable Law shall prohibit the consummation of the Closing.

(b)          All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained.

Section 8.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)          (i) Seller Group shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date and (ii) the representations and warranties of the Seller Group contained in this Agreement and in any certificate or other writing delivered by Seller Group pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such time; and (C) Buyer shall have received a certificate signed by the Chief Executive Officer (or where any member of the Seller Group does not have such officer, by the Chief Financial Officer or a director) of each member of Seller Group to the foregoing effect.

(b)          There shall not be threatened, instituted or pending any action or proceeding by any Person before any Governmental Authority, (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Buyer or any of its Affiliates of all or any material portion of the Group Company Assets, the Business or the business or assets of Buyer or any of its Affiliates or to compel Buyer or any of its Affiliates to dispose of all or any material portion of the Group Company Assets, the Business or of the business or assets of Buyer or any of its Affiliates or (ii) seeking to require divestiture by Buyer or any of its Affiliates of any Group Company Assets, the Business or any business or assets of Buyer or any of its Affiliates.

(c)          There shall not be any action taken, or any Applicable Law proposed, enacted, enforced, promulgated, issued or deemed applicable to the purchase of the Group Company Assets, by any Governmental Authority, that, in the reasonable judgment of Buyer could, directly or indirectly, result in any of the consequences referred to in Sections 8.02(b)(i) and 8.02(b)(ii).

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(d)          No event, development, occurrence, change, effect or condition of any character shall have occurred following the date of this Agreement that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(e)          Each of the parties to the Transaction Documents, other than Buyer or Buyer WFOE, shall have executed and delivered such Transaction Documents to Buyer or Buyer WFOE, as applicable.

(f)          All transactions contemplated under the Restructuring Documents to be completed on or prior to August 31, 2013 shall have been completed pursuant to and in accordance with the Restructuring Documents and Applicable Law, and the Seller Group shall have performed, in all material respects, all of its obligations required to be performed under the Restructuring Documents on or prior to August 31, 2013, and evidence thereof shall have been provided to Buyer to its satisfaction.

(g)          All transactions contemplated under the Onshore Acquisition Agreements to be completed on or prior to August 31, 2013 shall have been completed pursuant to and in accordance with the Onshore Acquisition Agreements and Applicable Law, and the Seller Group shall have performed, in all material respects, all of its obligations required to be performed under the Onshore Acquisition Agreements on or prior to August 31, 2013, and evidence thereof shall have been provided to Buyer to its satisfaction.

(h)          Buyer shall have received an opinion from Global Law Office, in form and substance satisfactory to Buyer.

(i)          Buyer shall have renewed the existing non-compete and non-solicitation agreement with Seller (which was amended and restated on September 10, 2009) (the “Existing Non-Compete Agreement”) or entered into a new non-compete and non-solicitation agreement with Seller on terms no less favorable to Buyer than those under the Existing Non-Compete Agreement.

(j)          Each Transferred Employee contemplated under the Restructuring Documents and/or the Onshore Acquisition Agreements to be transferred to the Group Companies and/or Buyer and/or its Affiliates at or prior to August 31, 2013 shall have duly transferred pursuant to and in accordance with the Restructuring Documents and/or the Onshore Acquisition Agreements, and evidence thereof shall have been provided to Buyer to its satisfaction.

Section 8.03. Conditions to Obligation of Seller Group. The obligation of Seller Group to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)          (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date and (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date.

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Article 9

Survival; Indemnification

Section 9.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until thirty-six (36) months after the Closing Date; provided that the representations and warranties in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.06 and 3.20 (the “Fundamental Representations”) shall survive indefinitely or until the latest date permitted by law. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely. Notwithstanding the preceding sentences, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 9.02. Indemnification. (a) Effective at and after the Closing, each member of Seller Group hereby jointly and severally indemnifies Buyer, its Affiliates and their respective successors and assignees against and agree to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto) (the “Damages”) incurred or suffered by Buyer, any of its Affiliates or any of their respective successors and assignees arising out of:

(i)          any misrepresentation or breach of warranty (determined, without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) given by Seller Group or its Affiliates under the Transaction Documents (each such misrepresentation and breach of warranty a “Warranty Breach”);

(ii)         any breach of covenant or agreement made or to be performed by Seller Group or its Affiliates pursuant to the Transaction Documents;

(iii)        any Taxes imposed on the Group Companies or with respect to the Group Company Assets or the Business with respect to the Pre-Closing Tax Period or related to any income or revenue received by the Group Companies or otherwise relating to the Group Company Assets or the Business with respect to the Pre-Closing Tax Period, provided that with respect to a Pre-Closing Tax Period that commences before but ends after the Closing Date, the amount of any such Taxes that are income taxes, shall be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the periods ending on the Closing Date and the denominator of which is the number of days in such Tax period;

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(iv)        any Damages incurred by Buyer or its Affiliates as a result of Seller Group’s or its Affiliates’ failure to properly and timely pay Taxes for any transactions contemplated under the Transaction Documents;

(v)         any and all Disposed Liabilities and any and all Excluded Liabilities;

(vi)        any Damages incurred by Buyer or its Affiliates as a result of the failure of Seller Group or its Affiliates to comply with any Applicable Law in connection with the Business or the lack of any Permits by Seller Group or its Affiliates prior to the Closing.

provided that, with respect to indemnification by Seller Group for any Warranty Breaches under this Agreement (other than breaches of the Fundamental Representations), (x) Seller Group shall not be liable for any such Warranty Breaches under this Agreement (other than breaches of the Fundamental Representations) unless the aggregate amount of Damages for such breaches exceeds US$5,000,000 (the “Threshold”), in which case Seller Group shall be liable for all such Damages including within the Threshold and (y) the maximum liability of Seller Group for all such Warranty Breaches under this Agreement (other than breaches of the Fundamental Representations) shall not exceed 30% of the Consideration (the “Cap”).

(b)          Effective at and after the Closing, Buyer hereby indemnifies Seller and its Affiliates and their respective successors and assignees against and agrees to hold each of them harmless (to the fullest extent permitted by Applicable Law) from any and all Damages incurred or suffered by Seller Group, any of its Affiliates or any of their respective successors and assignees arising out of any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement; provided that with respect to indemnification by Buyer under this Agreement (other than breaches of Fundamental Representations), (x) Buyer shall not be liable for any claim unless the aggregate amount of Damages (other than breaches of Fundamental Representations) exceeds the Threshold, in which case Buyer shall be liable for all such Damages including within the Threshold and (y) Buyer’s maximum liability (other than breaches of Fundamental Representations) shall not exceed the Cap.

Section 9.03. Third Party Claim Procedures. (a) The party seeking indemnification under Section 9.02(a) and (b) (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.

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(b)          The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge that it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article and (ii) furnish the Indemnified Party with evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder.

(c)          The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 9.03(b)(i), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (v) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim.

(d)          If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim.

(e)          In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.

(f)          Each party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

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Section 9.04. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 9.02(a) and Section 9.02(b) against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by arbitration pursuant to Section 11.07. In addition, upon receipt of an indemnification notice under this Section 9.04, the Indemnifying Party may propose to the Indemnified Party ways to cure the applicable claim by written notice specifying the details for such proposal and the time period required for such cure; provided that the Indemnifying Party shall acknowledge that it would have an indemnity obligation for the Damages resulting from such claim; provided further that the Indemnified Party shall have full discretion to consider if it wishes to accept such proposal.

Section 9.05. Calculation of Damages. Seller Group and Buyer agree that in the event Buyer or its Affiliates shall suffer any Damages with respect to any Group Company Assets or the Business for which they shall be entitled to indemnification hereunder, such Damages shall be determined by reference to the aggregate Consideration for the Group Company Assets or the Business as a whole.

Article 10

Termination

Section 10.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written agreement of Seller and Buyer;

(b)          by either Seller or Buyer if the Closing shall not have been consummated on or before September 30, 2013, or any other date as mutually agreed by the Seller and Buyer (the “Drop Dead Date”); provided that the party seeking to terminate this Agreement is not in material breach of any of its obligations hereunder and the right to terminate this Agreement shall not be available to such party if its failure to fulfill any obligation hereunder shall have been in any material respect, the cause of, or resulted in the failure of Closing to occur prior to the Drop Dead Date; or

(c)          by either Seller or Buyer if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to Section 10.01(b) or Section 10.01(c) shall give notice of such termination to the other party.

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Section 10.02. Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other parties, (ii) failure to perform a covenant of this Agreement or (iii) breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Section 6.01, 11.02, 11.05 to Section 11.11 shall survive any termination hereof pursuant to Section 10.01. If this Agreement is terminated before the Closing, the parties hereto agree that all other Transaction Documents shall be automatically terminated.

Article 11

Miscellaneous

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer or Buyer WFOE, to:

Shanda Games Limited/ Shengqu Information Technology (Shanghai) Co., Ltd.

No.1 Office Building, 690 Bibo Road

Pudong New Area

Shanghai, PRC, 201203

Attention: Zhang Qing

Facsimile No.: 8621-50504740-897286

E-mail: zhangqing@shandagames.com

if to Seller Group, to:

Shanghai Shanda Networking Co., Ltd.

10/F No. 1 Lane 666 Zhangheng Road

Pudong New Area

Shanghai, PRC, 201203

Attention: Zhang Yingfeng

Facsimile No.: 8621-60588299

E-mail: zhangyingfeng@snda.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

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Section 11.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.03. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement or the other Transaction Documents but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 11.04. Expenses. Except as otherwise provided herein, all costs and expenses (including any Taxes) incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing Date, to any Person; provided that no such transfer or assignment will relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer.

Section 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of Hong Kong, without regard to the conflicts of law rules of such jurisdiction.

Section 11.07. Arbitration.

(a)          Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be exclusively settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules (“HKIAC Rules”) in force when the Notice of Arbitration is submitted in accordance with the HKIAC Rules.

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(b)          There shall be three (3) arbitrators, of whom one (1) arbitrator shall be appointed by Seller, one (1) arbitrator appointed by Buyer, and the third arbitrator shall be appointed by the two arbitrators designated by the parties. If the two arbitrators designated by the parties are unable to agree upon a third arbitrator within thirty (30) days after the first two arbitrators are appointed, the third arbitrator shall be appointed by the Hong Kong Mediation Council of the Hong Kong International Arbitration Centre.

(c)          The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section, including without limitation, the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail.

(d)          In addition to the authority conferred upon the arbitral tribunal by the HKIAC Rules, the arbitral tribunal shall have the authority to order production of documents in accordance with the IBA Rules on the Taking of Evidence in International Arbitration published by International Bar Association as current on the commencement of the arbitration.

(e)          The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f)          The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of Hong Kong (without regard to principles of conflict of laws thereunder) and shall not apply any other substantive law.

(g)          Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

Section 11.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

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Section 11.01. Entire Agreement. The Transactions Documents (and the agreements referred therein) and all exhibits and schedules thereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof. In the event of any conflict between the provisions of this Agreement, on the one hand, and any other Transaction Document on the other hand, the terms of this Agreement shall prevail and control with respect to any such conflict.

Section 11.02. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.03. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Shanda Games Limited

By:	/s/ Richard Wei
	Name:	Richard Wei
	Title:	Authorized Signatory

Shengqu Information Technology (Shanghai) Co., Ltd. (盛趣信息技术(上海)有限公司)

By:	/s/ Richard Wei (STAMP)
	Name:	Richard Wei
	Title:	Authorized Signatory

Shanda Interactive Entertainment Limited

By:	/s/ Robert Wen-Yu Chiu
	Name:	Robert Wen-Yu Chiu
	Title:	Authorized Signatory

Shanda Online International (HK) Limited

By:	/s/ John Lee
	Name:	John Lee
	Title:	Director

[Signature Page to Transaction Framework Agreement]

Shanda Computer (Shanghai) Co., Ltd. (盛大计算机(上海)有限公司)

By:	/s/ Robert Wen-Yu Chiu (STAMP)
	Name:	Robert Wen-Yu Chiu
	Title:	Authorized Signatory

Shanghai Shanda Networking Co., Ltd. (上海盛大网络发展有限公司)

By:	/s/ Robert Wen-Yu Chiu (STAMP)
	Name:	Robert Wen-Yu Chiu
	Title:	Authorized Signatory

[Signature Page to Transaction Framework Agreement]